NEWS RELEASE

ALASKA SILVER ANNOUNCES SIMPLIFICATION OF CAPITAL STRUCTURE

TUCSON, ARIZONA, US - May 7, 2026 - Alaska Silver Corp. (the "Company," "Alaska Silver")  (TSXV: "WAM") announces that, in accordance with the Articles of the Company, it has simplified its dual-class share structure by eliminating the class of proportionate voting shares as an authorized class of shares and renaming the subordinate voting shares of the Company as "Common Shares" (the "Capital Alteration"). This change follows from the Company's conversion of all outstanding proportionate voting shares into subordinate voting shares on March 9, 2026 (see the Company's news release dated February 11, 2026).

Kit Marrs, CEO, stated: "This is a clean reset for Alaska Silver. Our legacy dual-class structure-tied to our former Foreign Private Issuer status-no longer reflected who we are today. By moving to a single class of common shares, we're simplifying our story, improving accessibility, and positioning the stock for stronger liquidity. We believe this change makes Alaska Silver more investable and gives the market a clearer, more compelling view of our value.  I wish to express my gratitude to our legacy shareholders who have worked with us through this long conversion process.  As we launch our 2026 drilling program, this continues to be a pivotal time for our company in so many ways."

The Common Shares are anticipated to begin trading on the TSX Venture Exchange under a new CUSIP (01176C208) and ISIN (CA01176C2085) as at the open of market on May 11, 2026. The stock symbol assigned to the Common shares (WAM) will not be affected by the change.

The Capital Alteration has been effected by way of amendment to the Company's Notice of Articles and Articles and was approved by the board of directors of the Company on May 6, 2026.

Registered shareholders who hold certificates or DRS (Direct Registration System) statements representing subordinate voting shares do not need to take any further action. Existing share certificates or DRS statements will still be valid in representing Common Shares. Beneficial holders who have questions regarding their Common Shares should contact their investment advisor or stockbroker for more information.

Qualified Person

Patrick Donnelly P.Geo, Executive Vice President of Alaska Silver, a Qualified Person under National Instrument 43-101, has reviewed and approved the scientific and technical information in this news release.

About Alaska Silver

Alaska Silver is a junior exploration company focused on the discovery and development of high-grade silver, gold and critical metals assets within one of North America's major high-grade silver and critical minerals districts at their Illinois Creek (IC) Project in western Alaska. Illinois Creek is a contiguous, 100%-owned land package totaling 80,895 acres (126.4 square miles or 32,337 hectares) anchored by two resource-level mineralization zones separated by 8 km of high potential exploration ground. At one end lies the high-grade silver mineralization at the Waterpump Creek zone, which hosts an Inferred Mineral Resource of 75 Moz AgEq at a grade of 279 g/t silver, 11.28 % zinc and 9.87% lead1,2,  that remains open to the north and south, as well as by the Illinois Creek mine. At the western end is the historical past-producing Illinois Creek Mine that closed due to low metal prices leaving untouched Indicated Mineral Resources of 260,000 oz gold at 0.92 g/t Au and 8.3 Moz silver at 29.72 g/t Ag, along with Inferred Mineral Resources of 290,000 oz gold at 0.84 g/t Au and 10.4 Moz silver at 30.11 g/t Ag2,3. The IC Project is located approximately 38 kilometers from the Yukon River, the region's primary marine transportation corridor. Headquartered in Alaska and Arizona, Alaska Silver is led by a team with a proven track record of large-scale mine discoveries.

1For Waterpump Creek, the formulas for AgEq are AgEq (g/t)= Ag (g/t) + 28.56 x Pb(%) + 37.12 x Zn(%) and assume metal prices of US$24/oz Ag, US$1.30/lb Zn, and US$ 1.00/lb Pb.

2 Please refer to the NI 43-101 Technical Report titled "Illinois Creek Project, Western Alaska, USA" dated February 25, 2026 (effective date of January 22, 2026).

3 For Illinois Creek, AuEq values are based only on gold and silver values using metal prices of US$3,500/oz Au and US$45/oz Ag.

"Kit Marrs"

Kit Marrs

President & CEO

Phone: (520) 200-1667

kit@alaskasilver.com

Patrick Donnelly
Executive Vice President
pat@alaskasilver.com

Or visit our website at: www.alaskasilver.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Information

This news release contains "forward-looking information" within the meaning of applicable Canadian securities legislation. "Forward-looking information" includes, but is not limited to, statements with respect to the activities, events or developments that the Company expects or anticipates will or may occur in the future. Generally, but not always, forward-looking information can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", or "believes" or the negative connotation thereof or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved" or the negative connation thereof. This forward looking information relates to, among other things, the intended timing of trading of the Common Shares under a new CUSIP / ISIN and the Company's expectation that the simplification of its capital structure will result in enhanced trading liquidity and a clearer understanding of the Company's market value for investors.

Such forward-looking information is based on numerous assumptions, including among others, that the Common Shares will begin trading under a new CUSIP / ISIN on the timing anticipated and that the simplification of the Company's capital structure will result in enhanced trading liquidity and a clearer understanding of the Company's market value for investors. Although the assumptions made by the Company in providing forward-looking information is considered reasonable by management at the time, there can be no assurance that such assumptions will prove to be accurate and actual results and future events could differ materially from those anticipated in such information.

Important factors that could cause actual results to differ materially from the Company's plans or expectations include the risk that the Common Shares will not begin trading under the new CUSIP / ISIN on the timing anticipated or at all, and the risk that the simplification of the Company's capital structure will not result in enhanced trading liquidity or a clearer understanding of the Company's market value for investors. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in the forward-looking information or implied by forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated, estimated or intended. Accordingly, readers should not place undue reliance on forward-looking information. Readers are cautioned that reliance on such information may not be appropriate for other purposes. The Company does not undertake to update any forward-looking information or financial outlook that are incorporated by reference herein, except in accordance with applicable securities laws. Any forward-looking information contained in this news release is expressly qualified in their entirety by this cautionary statement. We seek safe harbor.